Exhibit 99.1

NITROMED, INC. 45 HAYDEN AVENUE, SUITE 3000 LEXINGTON, MA 02421 t. 781.266.4000 f. 781.274.8080 www.nitromed.com

NitroMed Reports Financial Results for First Fiscal Quarter 2007
 - Conference Call and Webcast to be Held Today at 4:30 PM ET-

LEXINGTON, MA—(May 2, 2007)—NitroMed, Inc. (NASDAQ: NTMD) today reported financial results for its first fiscal quarter ended March 31, 2007.

Total revenues for the three months ended March 31, 2007 were $3.6 million compared to $2.3 million for the same period in 2006, an increase of $1.3 million, or 54%.  Sales of BiDil® (isosorbide dinitrate/ hydralazine hydrochloride) accounted for all revenues during both periods.

Total operating expenses for the three months ended March 31, 2007, excluding cost of product sales, were $13.0 million, compared to $27.8 million for the same period in 2006, a decrease of $14.8 million or 53%.  The year-over-year decrease in operating expenses is primarily the result of the Company’s restructuring actions in March and October of 2006, which reduced costs and employee headcount in the areas of research and discovery, and sales and marketing, respectively.  In addition, advertising and promotional expenses were higher during the commercial launch phase for BiDil in 2006.

The Company’s net loss for the quarter ended March 31, 2007 was $10.1 million or $0.27 per common share, compared to a net loss of $25.9 million or $0.75 per common share for the same quarter in 2006.

At March 31, 2007, the Company had cash, cash equivalents and marketable securities totaling $32.5 million, a decrease of $9.7 million from December 31, 2006.

“During the quarter, we continued to secure additional managed care contracts for preferred reimbursement of BiDil, and made important gains in bringing BiDil into hospital systems,” stated Kenneth M. Bate, President and Chief Executive Officer of NitroMed.  “Based on this success and the sales trends for BiDil during the quarter, we believe a strong foundation is in place to further develop the market for BiDil, and we plan to approximately double the size of our U.S. field sales organization over the next several quarters.”

“We continued to carefully manage our expenses during the first quarter, while devoting resources to the development of BiDil extended release and to supporting the currently marketed immediate release formulation of BiDil,” commented James G. Ham, III, NitroMed’s Chief Financial Officer.  “For the year 2007, we continue to expect to incur approximately $55 million in operating expenses, excluding cost of product sales.”

Corporate Highlights

Accomplishments realized by NitroMed during the first quarter of 2007 include:

•                  Improvement in preferred reimbursement for BiDil and inclusion of BiDil on key hospital formularies.  Preferred reimbursement denotes a preferential level of reimbursement at which patient co-pays range from approximately $15.00 to $30.00 per prescription.  The Company estimates that nearly 70% of African Americans with heart failure now have functional, affordable access to BiDil.

•                  The Company’s abstract presentation at the American College of Cardiology’s annual scientific session in March, which showed results comparing two formulations of isosorbide dinitrate (ISDN) and hydralazine (HYD) used in early trials ( V-HeFT I and V-HeFT II), and BiDil, the proprietary fixed dose combination, used in the African American Heart Failure Trial (A-HeFT). Using identical amounts of active drug, the two formulations of ISDN and HYD used in V-HeFT I and V-HeFT II were not bioequivalent to each other and neither were bioequivalent to BiDil, according to the U.S. FDA requirements for bioequivalence.

Webcast and Conference Call
NitroMed will host a webcast and conference call, including an open question and answer session to discuss first quarter 2007 financial results and Company progress.

Date: Wednesday, May 2, 2007
Time: 4:30 pm ET

Access by Conference Call:
Domestic callers:	Dial 866-831-6162
International callers:	Dial 617-213-8852
Participant passcode:	75834912

Access by Webcast:
Go to www.nitromed.com for live webcast link.

An audio replay of the earnings conference call will be available two hours after the call and through May 9, 2007.  The replay can be accessed by dialing 888-286-8010.  International callers should dial 617-801-6888. The replay passcode for all callers is 68475953.  The webcast will be archived on the Company’s website for an indefinite period of time following the earnings call.

About NitroMed, Inc.

NitroMed of Lexington, Massachusetts is an emerging pharmaceutical company and the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients.  In this population, BiDil is indicated as an adjunct to current standard therapies such as angiotensin converting enzyme (ACE) inhibitors and beta blockers.  There is little experience in patients with New York Heart Association Class IV heart failure.  BiDil was approved by the U.S. Food and Drug Administration, primarily on the basis of efficacy data from the Company’s landmark A-HeFT (African American Heart Failure Trial) clinical trial and is marketed by NitroMed through a specialty medicines sales organization.

For full prescribing information, visit: www.BiDil.com.  BiDil is a registered trademark of NitroMed, Inc.

Forward Looking Statements

Statements in this press release about future expectations, plans and prospects for the Company, including the Company’s expectations regarding cash management and operating expenses in 2007, its positioning to achieve the Company’s goals and objectives in 2007, and its plans to expand its sales organization, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: difficulties in successfully developing, obtaining regulatory approval for, manufacturing and commercializing BiDil XR™, including the Company’s ability to maintain third-party relationships for the development and manufacture of clinical and commercial quantities of BiDil XR™ on favorable terms, if at all; the Company’s ability to execute on its revised sales and marketing strategy including without limitation, the Company’s inability to achieve anticipated cost reductions, the Company’s ability to successfully market and increase the sales of BiDil with limited sales force support and centralized marketing efforts, the Company’s ability to recruit the specialized sales representatives necessary to execute on this strategy, and the Company’s ability to successfully enter into a co-promotion agreement for BiDil on favorable terms, if at all; the Company’s ability to enter into collaboration or licensing arrangements with strategic partners related to its product candidate portfolio on favorable terms, if at all; the Company’s ability to obtain the substantial additional funding required to conduct manufacturing, marketing and sales of BiDil and to develop, conduct clinical trials for and, if approved, commercialize BiDil XR™; patient, physician and third-party payer acceptance of BiDil and/or BiDil XR™ as a safe and effective therapeutic; the Company’s ability to obtain or maintain intellectual property protection and required licenses; unanticipated operating expenses for the remainder of fiscal year 2007 and beyond; and other important factors discussed in the Section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which has been filed with the SEC. The forward-looking statements included in this press release represent the Company’s views as of the date of this release.  The Company anticipates that subsequent events and developments will cause the Company’s views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Contact:

Jane A. Kramer

P: 781.266.4220

C: 781.640.8499

Source: NitroMed, Inc.

— Financial Tables Follow —

NITROMED, INC.
SELECTED FINANCIAL INFORMATION
(in thousands, except per share amounts)

CONDENSED STATEMENTS OF OPERATIONS
For the three months ended March 31, 2007 and 2006
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Product sales	$3,568	$2,316
Cost and operating expenses:
Cost of product sales	954	896
Research and development	3,007	6,152
Sales, general and administrative	8,948	19,632
Restructuring charges	1,004	2,038
Total cost and operating expenses	13,913	28,718
Loss from operations	(10,345)	(26,402)
Non-operating income, net	231	478
Net loss	$(10,114)	$(25,924)
Basic and diluted net loss per common share	$(0.27)	$(0.75)
Shares used in computingbasic and diluted net loss per common share	37,263	34,597

CONDENSED BALANCE SHEETS
As of March 31, 2007 and December 31, 2006
(Unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
Cash and marketable securities	$32,482	$42,153
Accounts receivable, net	1,491	1,370
Inventories	3,034	2,846
Other assets	1,499	2,336
Total assets	$38,506	$48,705
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$15,132	$15,692
Deferred revenue	65	206
Long-term debt	1,887	3,728
Stockholders' equity	21,422	29,079
Total liabilities and stockholders' equity	$38,506	$48,705

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